Exhibit 99.1

NEW YORK—March 12, 2013

Ark Restaurants Enters Into Agreement with New Meadowlands Racetrack

Ark Restaurants Corp. (NASDAQ: ARKR) announced today that it has entered into a long term agreement with New Meadowlands Racetrack LLC to provide food and beverage services for the new racing facilities being constructed at the Meadowlands Racetrack in northern New Jersey. New Meadowlands Racetrack LLC has a long term lease with the State of New Jersey and expects the new facility to be open in mid-November. Ark’s agreement extends to any future development at the race track site. In conjunction with this agreement, Ark will make an equity investment in New Meadowlands Racetrack LLC.

Ark also acknowledged receipt of a letter from Landry’s, Inc. dated March 7, 2013. As previously announced, the Ark board of directors had carefully reviewed with its independent financial and legal advisors Landry’s unsolicited proposal made in February—and unchanged in the March 7 letter—and determined that it is inadequate, not compelling and not in the best interests of Ark’s shareholders taking into account, among other things, the Company’s future prospects and the ability of the Company’s experienced management to operate and grow the Company’s business. In light of the foregoing, the board of directors has no intention of waiving the applicability of the New York takeover statute which is expressly intended to protect companies against inadequate and potentially coercive unsolicited proposals such as that from Landry’s.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

Ark Restaurants owns and operates 19 restaurants and bars, 22 fast food concepts and catering operations in New York City, Washington, D.C. and Las Vegas, NV. Five restaurants are located in New York City, three are located in Washington, D.C., seven are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort, as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.